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                                                                    EXHIBIT 99.1


SPX CONTACTS:                              UNITED DOMINION CONTACTS:
INVESTORS
Charles A. Bowman                          Thomas J. Snyder
Director of Corporate Finance              Vice President and Treasurer
(231) 724-5194                             (704) 347-6874

MEDIA
George Sard/Paul Caminiti/
Jonathan Gasthalter                        Nancy H. Spurlock
Citigate Sard Verbinnen                    Vice President, Communications
(212) 687-8080                             (704) 347-6838


                       SPX TO ACQUIRE UNITED DOMINION FOR
                     $1.83 BILLION IN STOCK AND ASSUMED DEBT

    ACCRETIVE ACQUISITION WILL CREATE MULTI-INDUSTRY COMPANY WITH $5 BILLION
          IN ANNUAL REVENUES AND ENHANCED VALUE-CREATION OPPORTUNITIES

                 WILL BROADEN AND STRENGTHEN SPX'S PORTFOLIO OF
                      INDUSTRIAL AND TECHNICAL BUSINESSES

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      MUSKEGON, MI AND CHARLOTTE, NC, MARCH 12, 2001 -- SPX Corporation
(NYSE: SPW) and United Dominion Industries Limited (NYSE/TSE: UDI) today announced that they have entered into a definitive agreement for SPX to acquire United Dominion in an all-stock transaction currently valued at $954 million. SPX will also assume or refinance $876 million in United Dominion debt, bringing the total transaction value to $1.83 billion. The Board of Directors of both companies unanimously approved the agreement.

      United Dominion shareholders will receive SPX shares based on a fixed exchange ratio of 0.2353 of an SPX share per United Dominion share, or $25 per United Dominion share based on the average closing price of a share of SPX common stock for the five-day period ended Friday, March 9, 2001. There is no collar on the fixed exchange ratio. The purchase price represents an approximate 30% premium for United Dominion shareholders, based on the same five-day period.

      With this transaction, SPX is creating an even stronger, multi-industry company with approximately $5 billion in pro forma annual revenues and enhanced value-creation opportunities. SPX also will gain additional international reach as United Dominion derives approximately 33% of its earnings from sources outside the United States. United Dominion, a diversified manufacturer of proprietary engineered products, brings to SPX 18 businesses, many of which


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have leading market shares or product lines in key areas that fit well into the
SPX model. SPX will incorporate United Dominion's businesses into four business segments -- flow technology, industrial products and services, technical products and systems, and service solutions.

      SPX will use cash on hand and a new $780 million bank credit facility underwritten by JP Morgan, a division of Chase Securities to refinance United Dominion's existing debt. The taxable transaction, which is to be implemented as a court-approved plan of arrangement (similar to a merger) under Canadian corporate law, is subject to approval by UDI shareholders, antitrust clearance and customary closing conditions, and is expected to close in the second quarter of 2001. If the merger agreement is terminated in certain circumstances, United Dominion will be required to pay SPX a break-up fee of $40 million. United Dominion will delay its currently scheduled annual meeting and intends to hold a combined annual and special meeting to vote on the merger agreement.

      SPX expects the acquisition to be accretive to its earnings per share in the first full year and to produce significant incremental cash flow, based on achieving cost savings of at least $30 million in the first full year. SPX plans to implement its Value Improvement Process(R) and Economic Value Added-based (EVA(R)) compensation programs in United Dominion's 18 businesses.

      SPX Chairman, President and CEO John B. Blystone said, "This is a superb acquisition which broadens and strengthens SPX's portfolio of industrial and technical businesses and provides us with enhanced value-creation opportunities. Shareholders of both companies will benefit from this transaction, which provides us with greater critical mass and a larger platform for increasing shareholder wealth. United Dominion shareholders will receive a significant premium for their shares and participation in the value we will build at the combined company. Our shareholders will benefit from these excellent assets that fit well with our existing businesses at an attractive EBITDA multiple. We look forward to replicating the success of the General Signal acquisition on a larger scale."

      William W. Stinson, United Dominion's Management Committee Chairman, stated, "SPX is a leading multi-industry company with a strong track record of growing and integrating diversified businesses and returning exceptional value to its shareholders. United Dominion shareholders will own 23% of an expanded SPX with tremendous upside potential. I am excited that our shareholders and employees are becoming part of the SPX family."

      Blystone added, "Just as we did with General Signal and its diverse portfolio, we will use our proven program of incentivizing management and implementing cost-cutting initiatives, operational improvements and strategic divestitures to successfully integrate United Dominion's


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businesses into SPX. We will work to eliminate duplicate corporate costs, achieve operating efficiencies, enhance productivity, extend EVA-based compensation, invest in technology and improve customer quality and service. We're confident that we can utilize our leadership experience and management techniques and leverage our technological expertise to achieve superior growth and profitability for the combined company."

      Blystone concluded, "We look forward to working with the many talented people at United Dominion. Upon completion of the transaction, SPX will have annual revenues of more than $5 billion, four powerful business segments, strong cash flow, expanded global reach and even greater opportunities for growth and value creation."

      SPX's plan to improve performance at United Dominion will be patterned after SPX's own turnaround. Since late 1995, the company has met or exceeded analyst consensus estimates for 20 consecutive quarters, operating margins have tripled and the stock price has increased seven-fold. In addition, more than 70% of SPX employees have compensation tied to improvement in EVA.

      SPX was advised by JP Morgan; Fried, Frank, Harris, Shriver & Jacobson; and Fasken, Martineau DuMoulin LLP. United Dominion was advised by BMO Nesbitt Burns; Stikeman Elliott; and Robinson, Bradshaw & Hinson P.A.

      United Dominion is a diversified manufacturer of proprietary engineered products in four business segments -- Flow Technology, Machinery, Specialty Engineered Products, and Test Instrumentation. It has annual sales of $2.4 billion and 14,000 employees in 20 countries. More information is available at http://www.uniteddominion.com.

      SPX Corporation is a global provider of technical products and systems, industrial products and services, service solutions and vehicle components. More information is available at www.spx.com.

         Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to each company's public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," and similar expressions identify forward-looking statements. Although each company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.


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